EXHIBIT 99.1

Perrigo Reports Fourth Quarter & Fiscal Year 2024 Financial Results From Continuing Operations

Making Significant Progress on Stabilizing, Streamlining and Strengthening Organization to Build Long-Term Sustainable, Value Accretive Growth

Delivered Fiscal Year 2024 Adjusted EPS of $2.57 the Mid-Point of the Company's Communicated Guidance Range, on Reported Loss of $(1.17) Per Share

Fourth Quarter 2024 Infant formula Net Sales Grew 17% Compared to the Prior Year Quarter, Due Primarily to Market Share Gains1 and Recovering Customer Inventory Levels

Fourth Quarter 2024 Highlights:

•Net sales of $1.14 billion declined 1.6%, as organic growth of 0.7% was more than offset by unfavorable impacts from divested businesses and exited product lines and currency translation of 2.3%.

•Organic2 net sales increased 0.7%, as higher net sales in the Nutrition, Skin Care and Women's Health Categories more than offset previously disclosed lost distribution of lower margin products in U.S. Store Brand of 1.2%, and lower net sales in the Pain and Sleep-Aids and Upper Respiratory categories stemming from a later start to the U.S. cough and cold season compared to the prior year.

•Consumer Self-Care International ("CSCI") net sales of $394 million declined 4.5% compared to the prior year quarter, including an unfavorable impact of 6.2% from divested businesses and exited product lines, and currency translation. Organic net sales grew 1.8% due primarily to higher net sales in the Upper Respiratory and Pain & Sleep-Aids categories.

•Consumer Self-Care Americas ("CSCA") net sales of $744 million were flat compared to the prior year quarter, as growth in the Nutrition, Skin Care and Women's Health categories was offset by the previously disclosed lost distribution of lower margin products and lower net sales in the Pain and Sleep-Aids and Upper Respiratory categories stemming from a later start to the U.S. cough and cold season.
•GAAP ("reported") operating income was $114 million compared to a loss of $(16) million in the prior year quarter. Adjusted operating income of $194 million increased $27 million, or 16.0%, compared to the prior year period due primarily to benefits from the Company's 'Project Energize' (see Project Energize section below for details) and Supply Chain Reinvention programs.

•Reported operating margin was 10.0%, an increase of 1,130 basis points compared to the prior year quarter. Adjusted operating margin expanded 260 basis points to 17.0% driven primarily by benefits from Project Energize.

•Reported diluted loss per share was $(0.30), compared to reported diluted loss per share of $(0.20) in the prior year quarter.

•Adjusted diluted EPS $0.93, compared to $0.86 in the prior year quarter, an increase of $0.07, or 8.1%, per share. The prior year quarter included favorable tax benefits of $0.08 per diluted share. Adjusted EPS in the quarter was impacted by $0.01 due to an increase of adjusted diluted weighted average shares outstanding of 1.3 million from 137.0 million to 138.3 million.

•Company provides update on previously issued U.S. Food and Drug Administration (FDA) Warning Letter for Perrigo's Wisconsin infant formula facility: following FDA's inspection of the facility in October and November 2024, the FDA did not issue written observations via a Form FDA 483, and Perrigo Wisconsin was informed the site's inspection status would be reclassified to “No Action Indicated”. This marks a substantial advancement from the facility's “Voluntary Action Indicated” status existing prior to this 2024 inspection.

Fiscal Year 2024 Highlights:

•Fiscal year 2024 net sales of $4.37 billion decreased 6.1% versus the prior year period, including an unfavorable impact of 1.6% from divested businesses and exited product lines, and currency translation. Organic net sales decreased 4.5%, as growth from new products and e-commerce, in addition to strategic pricing actions, were more than offset by the impacts from 1) actions to augment and strengthen the infant formula network, 2) lower cough and cold and allergy seasonal demand compared to the prior year, and 3) SKU prioritization actions to enhance margins and previously disclosed lost distribution in U.S. Store Brand during the second half of 2024.

•CSCI net sales of $1.68 billion declined 0.8% compared to the prior year. Organic net sales grew 2.9%, driven by share gains in key brands within the Skin Care category, including Compeed® and ACO®, and the Women's Health category, led by ellaOne®.

•CSCA net sales of $2.69 billion decreased 9.1% compared to the prior year. Organic net sales declined 8.6% primarily stemming from lower net sales in the Nutrition category of 3.7% and 4.9% from lower volumes and lost distribution in U.S. Store Brand during the second half of the year and SKU prioritization actions.

•Fiscal year 2024 reported operating income was $113 million compared to $152 million in the prior year, a decline of 26%. Adjusted operating income of $609 million increased 6.0% compared to the prior year period as Project Energize and Supply Chain Reinvention benefits more than offset unfavorable impacts from actions to augment and strengthen infant formula and divested businesses and exited product lines.

•Fiscal year 2024 reported loss per share was $(1.17), as compared to a loss per share of $(0.03) in the prior year. The reported loss per share in the current year was driven primarily by income tax expense in the current year versus a tax benefit in the prior year, increased operating expenses associated with unusual litigation in the current year and a loss on debt extinguishment compared to a gain in the prior year.

•Fiscal year 2024 adjusted diluted EPS was $2.57, compared to $2.58 in the prior year. Fiscal year 2024 adjusted diluted EPS included unfavorable year-over-year impacts of $0.26 from infant formula and $0.03 from currency translation. The prior year included favorable tax benefits of $0.18 per diluted share. Adjusted EPS in the full year was impacted by $0.01 due to an increase of adjusted diluted weighted average shares outstanding of 1.3 million from 136.7 million to 138.3 million.

•Fiscal year 2024 operating cash flow was $363 million, reflecting a cash flow conversion rate of 103%. During the fourth quarter, the Company fully repaid its $400 million 3.9% Senior Notes due December 2024. Cash and cash equivalents on the balance sheet as of December 31, 2024, was $559 million.

•Company to hold a virtual Investor Day event tomorrow, February 28, 2025, where management will share its 2025-2027 strategic plan to Stabilize, Streamline and Strengthen the Company, as well as provide fiscal 2025 guidance (webcast details below).

(1) Share gains according to Circana Scanner panel latest 13-weeks ending 12/29/24 vs. prior period 13-weeks ending 11/30/24, total US Multi Outlet+, non-WIC (Women, Infants, and Children program) powder formula, excluding ready-to-feed and toddler formula.
(2) See attached Appendix for details. Change in net sales on an organic basis excludes the effects of acquisitions, divestitures, exited product lines and the impact of currency. Change in net sales on a constant currency basis excludes the impact of currency on the change in net sales.
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

Dublin, Ireland - February 27, 2025 - Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading provider of Consumer Self-Care Products, today announced financial results from continuing operations for the fourth quarter and fiscal year ended December 31, 2024. All comparisons are against the prior year fiscal fourth quarter and fiscal year, unless otherwise noted.

President and CEO, Patrick Lockwood-Taylor commented, "Though 2024 was a challenging year as we had to quickly overcome evolving regulatory dynamics within our infant formula business, we made substantial progress to rewire Perrigo through stabilizing our CSCA businesses, streamlining our operations and strengthening the Company for the long-term."

Lockwood-Taylor concluded, "I am pleased to report that the team achieved full-year adjusted EPS at the midpoint of our guidance range. Together, we achieved solid adjusted operating income growth and margin expansion, thanks in part to our accretive initiatives and new products. Perrigo store brand share of infant formula exited 2024 at a high for the year and we remain steadfast in our goal to continue recapturing market share. We look forward to sharing our 2025-2027 operational and financial plans tomorrow at our Investor Day, as we continue to make substantial progress for long-term sustainable growth."

Refer to Tables I through VII at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

Project Energize

Perrigo has successfully transformed into a pure-play consumer self-care company and is embarking on the next stage of its self-care journey – evolving to One Perrigo. This evolution will create sustainable, value accretive growth by providing consumer needed self-care solutions at multiple price points.

As part of the Company's sustainable, value accretive growth strategy, the Company launched Project Energize – a global investment and efficiency program to drive the next evolution of capabilities and organizational agility – during the first quarter of 2024. This three-year program is expected to produce significant benefits in the Company’s long-term business performance by enabling our One Perrigo growth strategy, increasing organizational agility and resetting our SG&A operating expense base.

Project Energize is expected to deliver annualized pre-tax savings in the range of $140 million to $170 million by 2026. The Company expects $40 million to $60 million of these savings to be reinvested. Restructuring and related charges associated with these actions are estimated to be in the range of $140 million to $160 million, including $20 million to $40 million in investments to enhance capabilities, and are expected to be substantially incurred by the end of 2026. During 2024, Project Energize achieved gross annual savings of approximately $139 million while reinvesting $17 million. Restructuring charges incurred by the Company over the same period in connection with Project Energize were $95 million.

Perrigo Fourth Quarter 2024 Results from Continuing Operations

Fourth Quarter 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Product Lines	Organic Net Sales Growth
CSCA	—%	—%	—%	(0.1)%	0.1%
CSCI	(4.5)%	(0.3)%	(4.1)%	(5.9)%	1.8%
Total Perrigo	(1.6)%	(0.1)%	(1.5)%	(2.1)%	0.7%

Fourth Quarter 2024 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Percentage Change YoY
Net Sales	$1,138	$1,157	(1.6)%

Reported Gross Profit	$386	$427	(9.7)%
Reported Gross Margin	33.9%	36.9%	(300) bps
Reported Operating (Loss) Income	$114	($16)	NM
Reported Operating Margin	10.0%	(1.3)%	1,130 bps
Reported Net (Loss) Income	($41)	($28)	NM
Reported Diluted (Loss) Earnings Per Share	($0.30)	($0.20)	NM

Adjusted Gross Profit	$424	$460	(7.9)%
Adjusted Gross Margin	37.2%	39.8%	(260) bps
Adjusted Operating Income	$194	$167	16.0%
Adjusted Operating Margin	17.0%	14.4%	260 bps
Adjusted Net Income	$129	$117	9.6%
Adjusted Diluted EPS	$0.93	$0.86	8.1%
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

Net sales of $1.1 billion decreased 1.6%, or $19 million, as organic net sales growth of 0.7% was more than offset by the unfavorable impacts of 2.1% from businesses and exited product lines and currency translation of 0.1%.

Organic net sales growth was primarily due to net pricing benefits of +0.9 percentage points and volume/mix of -0.2 percentage points. Volume/mix included an unfavorable impact of 1.7 percentage points from previously disclosed lost distribution of lower margin products in U.S. Store Brand and lower net sales in the Pain and Sleep-Aids and Upper Respiratory categories stemming from a later start to the U.S. cough cold season compared to the prior year. Category growth was led by 1) Nutrition, stemming from infant formula net sales growth of 17%, 2) Skin Care, led by ACO®, Mederma® and Compeed®, and 3) the Women's Health category, led by ellaOne® and Opill®.

Reported gross profit of $386 million, decreased $41 million, or 9.7%. Adjusted gross profit of $424 million decreased $36 million, or 7.9%, as net pricing benefits, new products, Supply Chain Reinvention benefits and Project Energize savings were more than offset by lower global OTC sales volumes and a temporary equipment disruption in infant formula, which was resolved and did not have any impact on shipments or service, in addition to divestitures and exited product lines of $16 million.

Reported gross margin was 33.9%, a decrease of 300 basis points versus the prior year quarter. Adjusted gross margin decreased 260 basis points to 37.2%, due primarily to the same factors as adjusted gross profit. Divested businesses and exited product lines unfavorably impacted gross margin by 60 basis points.

Reported operating income was $114 million as compared to a loss of $(16) million in the prior year period. Adjusted operating income increased $27 million, or 16.0%, to $194 million driven by Project Energize savings and lower variable expenses. These factors more than offset lower gross profit flow-through and divested businesses and exited product lines of $9 million.

Reported operating margin was 10.0%, an increase of 1,130 basis points versus the prior year quarter. Adjusted operating margin of 17.0%, increased 260 basis points versus the prior year quarter due primarily to the same factors as adjusted operating income and included an unfavorable impact of 120 basis points from divested businesses and exited product lines.

Reported net loss was $(41) million, or ($0.30) per diluted share, compared to $(28) million, or ($0.20) per diluted share, in the prior year period. Fourth quarter 2024 adjusted net income was $129 million, or $0.93 per diluted share, compared to $117 million, or $0.86 per diluted share, in the prior year period. Fourth quarter 2024 adjusted diluted EPS included a year-over-year unfavorable impact of $0.08 from tax benefits realized in the prior year quarter.

Fourth Quarter 2024 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment (CSCA)

Fourth Quarter 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Product Lines	Organic Net Sales Growth
CSCA	—%	—%	—%	(0.1)%	0.1%

Fourth Quarter 2024 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Percentage Change YoY
CSCA Net Sales	$744	$744	—%

Reported Gross Profit	$217	$249	(13.0)%
Reported Gross Margin	29.1%	33.5%	(440) bps
Reported Operating Income	$81	$118	(30.9)%
Reported Operating Margin	10.9%	15.8%	(490) bps

Adjusted Gross Profit	$229	$254	(9.8)%
Adjusted Gross Margin	30.8%	34.1%	(330) bps
Adjusted Operating Income	$146	$143	2.0%
Adjusted Operating Margin	19.6%	19.2%	40 bps
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

CSCA net sales of $744 million were flat compared to the prior year.

Organic net sales were driven by 1) 2.6% from the Nutrition category, led by infant formula net sales growth of 17%, 2) 1.5% from the Skin Care category, led by Mederma® and Minoxidil, and 3) 0.8% from the Women's Health category, led by Opill®. This growth was offset by 4.8% from lower volumes, previously disclosed lost distribution of lower margin products, and a later start to the cough and cold season (all primarily impacting the Pain & Sleep Aids, Upper Respiratory, and Digestive Health categories) compared to the prior year.

Reported gross profit of $217 million decreased $33 million, or 13.0%. Adjusted gross profit decreased $25 million, or 9.8%, to $229 million as new products, Supply Chain Reinvention benefits and Project Energize savings were more than offset by lower OTC sales volumes and a temporary equipment disruption in infant formula, which was resolved and did not have any impact on shipments or service.

Reported gross margin of 29.1% decreased 440 basis points versus the prior year quarter. Adjusted gross margin decreased 330 basis points to 30.8%, driven by the same factors as adjusted gross profit.

Reported operating income was $81 million compared to $118 million in the prior year quarter, a decrease of 30.9%. Adjusted operating income increased $3 million, or 2.0%, to $146 million driven by benefits from Project Energize savings and lower variable expenses, which more than offset lower gross profit flow through.

Reported operating margin of 10.9% decreased 490 basis points versus the prior year quarter. Adjusted operating margin expanded 40 basis points to 19.6% driven by the same factors as adjusted operating income.

Consumer Self-Care International Segment (CSCI)

Fourth Quarter 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Product Lines	Organic Net Sales Growth
CSCI	(4.5)%	(0.3)%	(4.1)%	(5.9)%	1.8%

Fourth Quarter 2024 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Percentage Change YoY
CSCI Net Sales	$394	$413	(4.5)%

Reported Gross Profit	$169	$178	(5.0)%
Reported Gross Margin	43.0%	43.2%	(20) bps
Reported Operating (Loss) Income	$40	($79)	NM
Reported Operating Margin	10.1%	(19.1)%	2,920 bps

Adjusted Gross Profit	$194	$206	(5.8)%
Adjusted Gross Margin	49.3%	50.0%	(70) bps
Adjusted Operating Income	$83	$65	28.1%
Adjusted Operating Margin	21.2%	15.8%	540 bps
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

CSCI net sales of $394 million declined 4.5%, or $19 million, as organic net sales growth of 1.8% was more than offset by unfavorable impacts from divested businesses and exited product lines of 5.9%, and currency translation of 0.3%.

Organic net sales growth was driven by a relatively stronger sell-in of cough and cold products ahead of the season and improved supply of key products, both of which benefited the Upper Respiratory and Pain & Sleep-Aids categories. This growth was partially offset by lower net sales in the Vitamins, Minerals and Supplements (VMS) category stemming from lower consumer demand compared to the prior year.

Reported gross profit of $169 million decreased $9 million, or 5.0%. Adjusted gross profit of $194 million declined $12 million, or 5.8%, as strategic pricing actions and Supply Chain Reinvention benefits were more than offset by cost of goods sold inflation and the impact of $17 million from divested businesses and exited product lines.

Reported gross margin of 43.0% decreased 20 basis points compared to the prior year. Adjusted gross margin declined 70 basis points to 49.3% driven by the same factors as adjusted gross profit, partially offset by favorable brand mix. Divested businesses and exited product lines had an unfavorable impact of 120 basis points.

Reported operating income was $40 million. Adjusted operating income increased $18 million, or 28.1%, to $83 million due primarily to benefits from Project Energize and lower variable expenses, partially offset by divested businesses and exited product lines of $10 million.

Reported operating margin was 10.1%, a 2,920 basis points increase versus the prior year. Adjusted operating margin expanded 540 basis points to 21.2%, as operating leverage more than offset an unfavorable impact from divested businesses and exited product lines of 110 basis points.

Perrigo Fiscal Year 2024 Results from Continuing Operations

Fiscal Year 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Product Lines	Organic Net Sales Growth
CSCA	(9.1)%	—%	(9.1)%	(0.5)%	(8.6)%
CSCI	(0.8)%	(0.6)%	(0.2)%	(3.1)%	2.9%
Total Perrigo	(6.1)%	(0.2)%	(5.8)%	(1.3)%	(4.5)%

Fiscal Year 2024 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023	Percentage Change YoY
Net Sales	$4,373	$4,656	(6.1)%

Reported Gross Profit	$1,543	$1,680	(8.2)%
Reported Gross Margin	35.3%	36.1%	(80) bps
Reported Operating Income	$113	$152	(25.7)%
Reported Operating Margin	2.6%	3.3%	(70) bps
Reported Net Loss	($161)	($4)	NM
Reported Diluted Loss Per Share	($1.17)	($0.03)	NM

Adjusted Gross Profit	$1,698	$1,809	(6.1)%
Adjusted Gross Margin	38.8%	38.8%	0 bps
Adjusted Operating Income	$609	$574	6.0%
Adjusted Operating Margin	13.9%	12.3%	160 bps
Adjusted Net Income	$354	$352	0.6%
Adjusted Diluted EPS	$2.57	$2.58	(0.4)%
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

Net sales of $4.37 billion decreased 6.1%, or $282 million, due primarily to a decline in organic net sales of 4.5%, and unfavorable impacts from divested businesses and exited product lines of 1.3% and currency translation of 0.2%.

The 4.5% decline in organic net sales was due primarily to 1) 2.4% from lower net sales in the Nutrition category stemming from actions to augment and strengthen the infant formula network, and 2) 3.8% lower volumes, previously disclosed lost distribution of lower margin products, and a later start to the cough and cold season (all primarily impacting the Pain & Sleep Aids, Upper Respiratory, Digestive Health, and Oral Care categories) compared to the prior year. These factors more than offset organic net sales growth of 1.6% primarily from growth in Women's Health and Skin Care. Organic net sales comprised net pricing benefits of +2.7 percentage points and volume/mix of -7.1 percentage points.

Reported gross profit of $1.54 billion, decreased $138 million, or 8.2%. Adjusted gross profit of $1.70 billion decreased $111 million, or 6.1%, as net pricing benefits, new products, Supply Chain Reinvention benefits and Project Energize savings were more than offset by lower global OTC sales volumes, lower sales volumes and manufacturing productivity in infant formula, and divested businesses and exited product lines of $66 million.

Reported gross margin was 35.3%, a decrease of 80 basis points versus the prior year. Adjusted gross margin was flat to the prior year due primarily to the same factors as adjusted gross profit, including an unfavorable impact from divested businesses and exited product lines of 20 basis points.

Reported operating income of $113 million decreased $39 million compared to $152 million in the prior year period. Adjusted operating income increased $34 million, or 6.0%, to $609 million as Project Energize savings and lower variable expenses more than offset unfavorable gross profit flow-through and divested businesses and exited product lines of $24 million.

Reported operating margin was 2.6%, a decrease of 70 basis points versus the prior year. Adjusted operating margin of 13.9%, expanded 160 basis points versus the prior year due primarily to the same factors as adjusted operating income, including an unfavorable impact from divested businesses and exited product lines of 110 basis points.

Reported net loss was $(161) million, or ($1.17) per diluted share, compared to reported net loss of $(4) million, or ($0.03) per diluted share, in the prior year. Fiscal year 2024 adjusted net income was $354 million, or $2.57 per diluted share, compared to $352 million, or $2.58 per diluted share, in the prior year. Fiscal year 2024 adjusted diluted EPS included unfavorable year-over-year impacts of $0.26 from infant formula and $0.03 from currency translation.

Fiscal Year 2024 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment

Fiscal Year 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Product Lines	Organic Net Sales Growth
CSCA	(9.1)%	—%	(9.1)%	(0.5)%	(8.6)%

Fiscal Year 2024 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023	Percentage Change YoY
CSCA Net Sales	$2,694	$2,962	(9.1)%

Reported Gross Profit	$779	$908	(14.2)%
Reported Gross Margin	28.9%	30.7%	(180) bps
Reported Operating Income	$270	$390	(30.7)%
Reported Operating Margin	10.0%	13.2%	(320) bps

Adjusted Gross Profit	$829	$926	(10.5)%
Adjusted Gross Margin	30.8%	31.3%	(50) bps
Adjusted Operating Income	$422	$464	(9.2)%
Adjusted Operating Margin	15.7%	15.7%	0 bps
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

CSCA net sales of $2.69 billion decreased 9.1%, or $269 million.

Organic net sales declined 8.6% due primarily to 1) 3.7% from lower net sales in the Nutrition category stemming from actions to augment and strengthen the infant formula network, and 2) 6.0% lower volumes, previously disclosed lost distribution of lower margin products and a later start to the cough and cold season (all primarily impacting the Pain & Sleep Aids, Upper Respiratory, Digestive Health, and Oral Care categories) compared to the prior year. These factors more than offset organic net sales growth of 1.1% in the Women's Health category driven primarily by Opill® new product sales.

Reported gross profit of $779 million, decreased $129 million, or 14.2%. Adjusted gross profit of $829 million decreased $98 million, or 10.5%, as new products, Supply Chain Reinvention benefits and Project Energize savings were more than offset by lower OTC sales volumes, and lower sales volumes and manufacturing efficiencies in infant formula due to actions to augment and strengthen the business.

Reported gross margin was 28.9%, a decrease of 180 basis points versus the prior year. Adjusted gross margin decreased 50 basis points to 30.8% due primarily to the same factors as adjusted gross profit, partially offset by benefits from SKU prioritization actions and previously disclosed lost distribution in U.S. store brand.

Reported operating income of $270 million decreased $120 million compared to $390 million in the prior year. Adjusted operating income decreased $43 million, or 9.2%, to $422 million as Project Energize savings and lower variable expenses were more than offset by unfavorable gross profit flow-through and higher investments in advertising and promotion, primarily for Opill®.

Reported operating margin was 10.0%, a decrease of 320 basis points versus the prior year. Adjusted operating margin of 15.7% was flat versus the prior year due primarily to the same factors as adjusted operating income.

Consumer Self-Care International Segment

Fiscal Year 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Divested Businesses and Product Lines	Organic Net Sales Growth
CSCI	(0.8)%	(0.6)%	(0.2)%	(3.1)%	2.9%

Fiscal Year 2024 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-VII for reconciliation to GAAP)
	Twelve Months Ended December 31, 2024	Twelve Months Ended December 31, 2023	Percentage Change YoY
CSCI Net Sales	$1,680	$1,693	(0.8)%

Reported Gross Profit	$764	$772	(1.1)%
Reported Gross Margin	45.5%	45.6%	(10) bps
Reported Operating (Loss) Income	$105	($35)	NM
Reported Operating Margin	6.3%	(2.1)%	840 bps

Adjusted Gross Profit	$869	$883	(1.5)%
Adjusted Gross Margin	51.7%	52.1%	(40) bps
Adjusted Operating Income	$352	$285	23.5%
Adjusted Operating Margin	21.0%	16.8%	410 bps
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

CSCI net sales of $1.68 billion decreased 0.8%, or $14 million, as organic net sales growth of 2.9% was more than offset by unfavorable impacts from divested businesses and exited product lines of 3.1% and currency translation of 0.6%.

Organic net sales growth was led by 1) share gains in brands within the Skin Care category, including Compeed®, ACO® and Sebamed®, and 2) increasing consumption in the Women's Health category, led by ellaOne®. This growth was partially offset by 1) lower net sales in the Upper Respiratory category due primarily to lower cough and cold and allergy seasonal demand during the first half of the year, and 2) lower net sales in the Vitamins, Minerals and Supplements (VMS) category stemming from lower consumer demand compared to the prior year.

Reported gross profit of $764 million, decreased $9 million, or 1.1% compared to the prior year. Adjusted gross profit of $869 million decreased $13 million, a decline of 1.5%, or flat on a constant currency basis, as pricing benefits, new products and Supply Chain Reinvention benefits were more than offset by lower sales volumes, cost of goods sold inflation, and divested businesses and exited product lines of $34 million.

Reported gross margin was 45.5%, a decrease of 10 basis points versus the prior year. Adjusted gross margin of 51.7% decreased 40 basis points due primarily to the same factors as adjusted gross profit, including an unfavorable impact from divested businesses and exited product lines of 40 basis points.

Reported operating income of $105 million increased $140 million compared to an operating loss of $(35) million in the prior year. Adjusted operating income increased $67 million, or 23.5%, to $352 million as Project Energize savings and lower variable expenses more than offset unfavorable gross profit flow through and a $22 million impact from divested businesses and exited product lines.

Reported operating margin was 6.3%, an increase of 840 basis points versus the prior year. Adjusted operating margin of 21.0%, expanded 410 basis points due primarily to the same factors as adjusted operating income, including an unfavorable impact from divested businesses and exited product lines of 70 basis points.

Cash Flow and Balance Sheet

Fourth quarter 2024 cash from operations was $313 million compared to $209 million in the prior year quarter. Fiscal year 2024 cash from operations was $363 million compared to $406 million last year, resulting in cash conversion as a percentage of adjusted net income of approximately 103%.

Fourth quarter capital expenditures were $38 million and fiscal year 2024 capital expenditures were $118 million. The Company returned $40 million to shareholders through dividends during the fourth quarter and $153 million in 2024.

Cash and cash equivalents on the balance sheet as of December 31, 2024, were $559 million. During the fourth quarter, the Company fully repaid its $400 million, 3.900% Senior Notes leading to total debt on the balance sheet of $3.62 billion as of December 31, 2024.

About Perrigo

Perrigo Company plc (NYSE: PRGO) is a leading provider of Consumer Self-Care Products and over-the-counter (OTC) health and wellness solutions that enhance individual well-being by empowering consumers to proactively prevent or treat conditions that can be self-managed. Visit Perrigo online at www.perrigo.com.

February 28, 2025 Virtual Investor Day Event

The Company will hold its virtual Investor Day tomorrow, February 28, 2025, where management will share the Company's 2025-2027 strategic plan to Stabilize, Streamline and Strengthen the Company, as well as provide fiscal 2025 guidance (webcast details below).

The event will begin at 8:00 a.m. EST. An audio webcast of the Investor Day, including the Q&A session and the accompanying presentation, will be available at Perrigo-Investor-Day-2025.open-exchange.net/welcome. A replay will also be available.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the

Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including: supply chain impacts on the Company’s business, including those caused or exacerbated by armed conflict, trade and other economic sanctions and/or disease; general economic, credit, and market conditions; the impact of the war in Ukraine and any escalation thereof, including the effects of economic and political sanctions imposed by the United States, United Kingdom, European Union, and other countries related thereto; the outbreak or escalation of conflict in other regions where we do business, including the Middle East; current and future impairment charges, including those related to the sale of the Héra SAS ("HRA Pharma") Rare Diseases Business, if we determine that the carrying amount of specific assets may not be recoverable from the expected future cash flows of such assets; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than the Company does; pricing pressures from customers and consumers; resolution of uncertain tax positions and any litigation relating thereto, ongoing or future government investigations and regulatory initiatives; uncertainty regarding the Company’s ability to obtain and maintain its regulatory approvals; potential costs and reputational impact of product recalls or sales halts; potential adverse changes to U.S. and foreign tax, healthcare and other government policy; the effect of epidemic or pandemic disease; the timing, amount and cost of any share repurchases (or the absence thereof) and/or any refinancing of outstanding debt at or prior to maturity; fluctuations in currency exchange rates and interest rates; the Company's ability to achieve benefits expected from its sale of the HRA Rare Diseases Business, including potential earnout payments, and the sale of Orion Laboratories Hospital & Specialty Business (the "Hospital & Specialty Business") and the risk that potential costs or liabilities incurred or retained in connection with those transactions may exceed the Company's estimates or adversely affect the Company's business or operations; the risk that potential costs or liabilities incurred or retained in connection with the sale of the Company's Rx business may exceed the Company’s estimates or adversely affect the Company’s business or operations; the Company’s ability to achieve the benefits expected from the acquisitions of HRA Pharma and Nestlé’s Gateway infant formula plant along with the U.S. and Canadian rights to the GoodStart® infant formula brand and other related formula brands ("Gateway") and/or the risks that the Company’s synergy estimates are inaccurate or that the Company faces higher than anticipated integration or other costs in connection with the acquisitions; risks associated with the integration of HRA Pharma and Gateway, including the risk that growth rates are adversely affected by any delay in the integration of sales and distribution networks; the consummation and success of other announced and unannounced acquisitions or dispositions, and the Company’s ability to realize the desired benefits thereof; and the Company’s ability to execute and achieve the desired benefits of announced cost-reduction efforts and other strategic initiatives and investments, including the Company’s ability to achieve the expected benefits from its ongoing restructuring programs described in the Form 10-K (as defined below). Adverse results with respect to pending litigation could have a material adverse impact on the Company's operating results, cash flows and liquidity, and could ultimately require the use of corporate assets to pay damages, reducing assets that would otherwise be available for other corporate purposes. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2024 (“Form 10-K”), as well as the Company’s subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, divested businesses, exited product lines, and the impact of currency,
•adjusted gross profit,
•adjusted net income,
•adjusted operating income,
•adjusted diluted earnings per share,
•constant currency net sales growth,
•adjusted operating margin, and
•adjusted gross margin

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies. The Company presents these non-GAAP financial measures in order to provide transparency to our investors because they are measures that management uses to assess both management performance and the financial performance of our operations and to allocate resources. In addition, management believes that these measures may assist investors with understanding and evaluating our initiatives to drive improved financial performance and enables investors to supplementally compare our operating performance with the operating performance of our competitors including with those of our competitors having different capital structures. While we have excluded certain of these items from historical non-GAAP financial measures, there is no guarantee that the items excluded from non-GAAP financial measures will not continue into future periods. For instance, we expect to continue to experience and report restructuring-related charges associated with continued execution of our strategic initiatives.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as amortization expense, unusual litigation, impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measures represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which may include adjusted gross profit, adjusted net income, adjusted operating income, adjusted diluted earnings per share, adjusted gross margin, constant currency net sales, and adjusted operating margin are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company also discloses net sales growth excluding the impact of currency on an organic basis. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past and present underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications; (269) 686-3373; E-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Senior Manager, Global Investor Relations & Corporate Communications; (269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net sales	$1,138.3	$1,156.9	$4,373.4	$4,655.6
Cost of sales	752.4	729.6	2,830.7	2,975.2
Gross profit	385.9	427.3	1,542.7	1,680.4

Operating expenses
Distribution	23.3	25.5	98.0	110.5
Research and development	27.9	29.7	112.2	122.5
Selling	116.8	152.5	546.6	641.8
Administration	94.6	128.6	468.0	522.3
Impairment charges	38.6	90.0	88.9	90.0
Restructuring	12.0	16.5	110.1	42.2
Other operating (income) expense, net	(41.5)	—	6.0	(0.8)
Total operating expenses	271.7	442.8	1,429.8	1,528.5

Operating income	114.2	(15.5)	112.9	151.9

Interest expense, net	43.1	42.6	187.8	173.8
Other (income) expense, net	(0.6)	(0.6)	(0.9)	(10.4)
(Gain) loss on extinguishment of debt	1.5	(3.1)	6.7	(3.2)
Income (loss) from continuing operations before income taxes	70.2	(54.4)	(80.7)	(8.3)
Income tax (benefit) expense	111.6	(26.7)	80.0	(3.9)
Income (loss) from continuing operations	(41.4)	(27.7)	(160.7)	(4.4)
Loss from discontinued operations, net of tax	(3.1)	(4.6)	(11.1)	(8.3)
Net income (loss)	$(44.5)	$(32.3)	$(171.8)	$(12.7)

Earnings (loss) per share
Basic
Continuing operations	$(0.30)	$(0.20)	$(1.17)	$(0.03)
Discontinued operations	(0.02)	(0.04)	(0.08)	(0.06)
Basic earnings (loss) per share	$(0.32)	$(0.24)	$(1.25)	$(0.09)
Diluted
Continuing operations	$(0.30)	$(0.20)	$(1.17)	$(0.03)
Discontinued operations	(0.02)	(0.04)	(0.08)	(0.06)
Diluted earnings (loss) per share	$(0.32)	$(0.24)	$(1.25)	$(0.09)

Weighted-average shares outstanding
Basic	137.6	135.5	137.4	135.3
Diluted	137.6	135.5	137.4	135.3

PERRIGO COMPANY PLC
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	December 31, 2024	December 31, 2023
Assets
Cash, cash equivalents and restricted cash	$558.8	$751.3
Accounts receivable, net of allowance for credit losses of $7.4 and $7.8, respectively	642.3	739.6
Inventories	1,081.8	1,140.9
Prepaid expenses and other current assets	199.0	201.1
Total current assets	2,481.9	2,832.9
Property, plant and equipment, net	917.8	916.4
Operating lease assets	175.2	183.6
Goodwill and indefinite-lived intangible assets	3,325.4	3,534.4
Definite-lived intangible assets, net	2,423.7	2,980.8
Deferred income taxes	5.1	25.8
Other non-current assets	318.6	335.2
Total non-current assets	7,165.8	7,976.2
Total assets	$9,647.7	$10,809.1
Liabilities and Shareholders’ Equity
Accounts payable	$495.2	$477.7
Payroll and related taxes	123.2	127.0
Accrued customer programs	133.3	163.5
Other accrued liabilities	238.7	335.4
Accrued income taxes	17.4	42.1
Current indebtedness	36.4	440.6
Total current liabilities	1,044.2	1,586.3
Long-term debt, less current portion	3,581.7	3,632.8
Deferred income taxes	203.2	262.3
Other non-current liabilities	499.2	559.8
Total non-current liabilities	4,284.1	4,454.9
Total liabilities	5,328.3	6,041.2
Contingencies - Refer to Note 19
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	6,733.9	6,837.5
Accumulated other comprehensive income	(162.4)	10.7
Retained earnings (accumulated deficit)	(2,252.1)	(2,080.3)
Total shareholders’ equity	4,319.4	4,767.9
Total liabilities and shareholders' equity	$9,647.7	$10,809.1

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	136.5	135.5

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Year Ended
	December 31, 2024	December 31, 2023	December 31, 2022
Cash Flows From Operating Activities
Net income (loss)	$(171.8)	$(12.7)	$(140.6)
Adjustments to derive cash flows:
Depreciation and amortization	325.9	359.5	338.6
Impairment charges	88.9	90.0	—
Share-based compensation	64.4	68.8	54.9
Restructuring charges	99.9	41.1	42.5
Settlement of interest rate derivatives	41.2	—	—
Amortization of debt discount	8.9	2.3	(0.7)
Gain (loss) on sale of business	(6.4)	—	1.4
Foreign currency remeasurement loss	—	—	39.4
Gain on sale of assets	(28.1)	(4.1)	(5.3)
Dedesignation of interest rate swap agreements	14.4	—	—
Deferred income taxes	9.8	(106.6)	(50.5)
Other non-cash adjustments, net	(9.5)	25.7	7.6
Subtotal	437.6	464.0	287.3
(Decrease) increase in cash due to:
Accounts receivable	(11.1)	(57.1)	0.1
Inventories	13.7	19.4	(76.7)
Prepaid expenses and other current assets	20.1	47.5	25.9
Accounts payable	54.2	(65.9)	100.3
Payroll and related taxes	(94.4)	(52.8)	(38.2)
Accrued customer programs	(25.6)	23.2	11.2
Other accrued liabilities	(1.3)	6.6	10.1
Accrued income taxes	(31.8)	(12.9)	(47.9)
Other operating, net	1.5	33.5	35.2
Subtotal	(74.7)	(58.5)	20.0
Net cash from operating activities	362.9	405.5	307.3
Cash Flows From (For) Investing Activities
Proceeds from royalty rights	5.2	19.8	3.3
Acquisitions of businesses, net of cash acquired	—	—	(2,011.4)
Asset (acquisitions) sales, net	(13.3)	—	—
Settlement of foreign currency derivatives	(48.2)	—	61.7
Proceeds from sale of assets	37.9	4.4	25.5
Additions to property, plant and equipment	(118.3)	(101.7)	(96.4)
Net proceeds from sale of businesses	215.5	—	58.7
Net cash from (for) investing activities	78.8	(77.5)	(1,958.6)
Cash Flows From (For) Financing Activities
Issuances of long-term debt	1,091.2	295.1	1,587.3
Payments on long-term debt	(1,529.0)	(325.3)	(970.6)
Premiums on early debt retirement	—	—	(12.2)
Payments for debt issuance costs	(4.7)	—	(20.9)
Cash dividends	(152.5)	(149.7)	(142.4)
Other financing, net	(16.0)	(7.3)	(19.6)
Net cash from (for) financing activities	(611.0)	(187.2)	421.6
Effect of exchange rate changes on cash and cash equivalents	(23.2)	9.8	(48.9)
Net increase (decrease) in cash and cash equivalents	(192.5)	150.6	(1,278.6)
Cash, cash equivalents and restricted cash of continuing operations, beginning of period	751.3	600.7	1,864.9
Cash and cash equivalents held for sale, beginning of period	—	—	14.4
Cash, cash equivalents and restricted cash of continuing operations, end of period	$558.8	$751.3	$600.7

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31, 2024				Three Months Ended December 31, 2023
Consolidated Continuing Operations	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)	Gross Profit	Operating Income (Loss)	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)
Reported	$385.9	$114.2	$(41.4)	$(0.30)	$427.3	$(15.5)	$(27.7)	$(0.20)
As a % of reported net sales(2)	33.9%	10.0%	(3.6)%		36.9%	(1.3)%	(2.4)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	33.4	55.4	55.9	0.40	32.7	66.4	67.5	0.49
Unusual litigation	—	(33.9)	(33.9)	(0.25)	—	4.2	4.2	0.03
Restructuring charges and other termination benefits	0.7	13.3	13.3	0.10	0.3	15.9	15.9	0.12
Impairment charges (3)	—	38.6	38.6	0.28	—	90.0	90.0	0.66
Infant formula remediation	3.8	3.9	3.9	0.03	—	1.2	1.2	0.01
(Gain) loss on early debt extinguishment	—	—	1.5	0.01	—	—	(3.2)	(0.02)
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	1.7	1.7	0.01
(Gain) loss on divestitures and investment securities	—	(2.2)	(2.8)	(0.02)	—	—	0.3	—
Other (4)	—	4.6	4.6	0.03	—	3.3	3.3	0.02
Non-GAAP tax adjustments(5)	—	—	89.2	0.64	—	—	(35.8)	(0.26)
Adjusted	$423.9	$193.9	$128.7	$0.93	$460.3	$167.1	$117.4	$0.86
As a % of reported net sales(2)	37.2%	17.0%	11.3%		39.8%	14.4%	10.1%

Diluted weighted average shares outstanding (in millions)
			Reported	137.6				135.5
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				0.7				1.5
			Adjusted	138.3				137.0
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the three months ended December 31, 2024 and December 31, 2023 were $1,138.3 million and $1,156.9 million, respectively.
(3) During the three months ended December 31, 2024, we determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment. During the three months ended December 31, 2023, we determined goodwill related to our Rare Diseases reporting unit was impaired by $90.0 million and recorded the charge within our CSCI segment.
(4) Other pre-tax adjustments for the three months ended December 31, 2024 are primarily due to $4.0 million related to professional consulting fees for divestiture activity. Other pre-tax adjustments for the three months ended December 31, 2023 include $1.3 million related to professional consulting fees for potential divestitures, $2.0 million related to an Irish VAT settlement.
(5) Non-GAAP tax adjustments for the three months ended December 31, 2024 are primarily due to $24.8 million of tax expense on pre-tax non-GAAP adjustments, plus the removal of (1) $110.6 million of tax impact related to an inter-company sale of intellectual property and (2) $3.1 million of tax expense related to audit adjustments. Non-GAAP tax adjustments for the three months ended December 31, 2023 are primarily due to $22.3 million of tax expense related to pre-tax non-GAAP adjustments, plus the removal of (1) $6.3 million of tax benefit related to audit settlements and (2) $7.2 million of tax benefit related to tax law changes.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE I (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Twelve Months Ended December 31, 2024				Twelve Months Ended December 31, 2023
Consolidated Continuing Operations	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)	Gross Profit	Operating Income	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)
Reported	$1,542.7	$112.9	$(160.7)	$(1.17)	$1,680.4	$151.9	$(4.4)	$(0.03)
As a % of reported net sales(2)	35.3%	2.6%	(3.7)%		36.1%	3.3%	(0.1)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	135.0	229.5	231.7	1.69	127.9	269.9	272.0	2.00
Restructuring charges and other termination benefits	2.7	113.4	113.4	0.82	0.4	40.2	40.2	0.29
Unusual litigation	—	54.2	54.2	0.39	—	11.9	11.9	0.09
Impairment charges(3)	—	88.9	88.9	0.65	—	90.0	90.0	0.66
Infant formula remediation	17.5	21.7	21.7	0.16	—	1.2	1.2	0.01
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	8.8	8.8	0.06
(Gain) loss on early debt extinguishment	—	—	6.7	0.05	—	—	(3.1)	(0.02)
Gain on divestitures and investment securities	—	(28.1)	(34.5)	(0.26)	—	(4.6)	(4.4)	(0.03)
Milestone payments received related to royalty rights	—	—	—	—	—	—	(10.0)	(0.07)
Other(4)	—	16.0	31.9	0.23	—	5.1	5.2	0.04
Non-GAAP tax adjustments(5)	—	—	0.9	0.01	—	—	(55.3)	(0.41)
Adjusted	$1,697.9	$608.5	$354.0	$2.57	$1,808.5	$574.3	$352.0	$2.58
As a % of reported net sales(2)	38.8%	13.9%	8.1%		38.8%	12.3%	7.6%

Diluted weighted average shares outstanding (in millions)
			Reported	137.4				135.3
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				0.6				1.4
			Adjusted	138.0				136.7
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the twelve months ended December 31, 2024 and December 31, 2023 were $4,373.4 million and $4,655.6 million, respectively.
(3) During the twelve months ended December 31, 2024, we determined the carrying value of the Rare Diseases reporting unit net assets exceeded their fair value less costs to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million, we also determined the carrying value of the Hospital & Specialty Business net assets exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million and we determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment. During the twelve months ended December 31, 2023, we determined goodwill related to our Rare Diseases reporting unit was impaired by $90.0 million and recorded the charge within our CSCI segment.
(4) Other pre-tax adjustments for the twelve months ended December 31, 2024 include expenses of $14.4 million related to de-designation of interest rate swap agreements, amounts related to professional consulting fees for divestiture activity and amounts related to a foreign jurisdiction transfer tax payment. Other pre-tax adjustments for the twelve months ended December 31, 2023 include $2.3 million related to professional consulting fees for potential divestitures, $2.0 million related to an Irish VAT settlement and $0.8 million related to a foreign jurisdiction transfer tax payment.
(5) Non-GAAP tax adjustments for the twelve months ended December 31, 2024 are primarily due to $62.6 million of tax expense on pre-tax non-GAAP adjustments, plus the removal of (1) $65.9 million of tax impact related to an inter-company sale of intellectual property, (2) $3.5 million of tax benefit related to a partial valuation allowance release in Belgium and (3) $1.0 million of tax expense related to audit adjustments. Non-GAAP tax adjustments for the twelve months ended December 31, 2023 are primarily due to $61.6 million of tax expense related to pre-tax non-GAAP adjustments, plus the removal of (1) $11.4 million of tax expense related to audit settlements (2) $2.1 million of tax expense related to a valuation allowance and (3) $7.2 million of tax benefit related to tax law changes.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31, 2024			Three Months Ended December 31, 2023
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring and Other	R&D Expense	DSG&A Expense	Restructuring and Other
Reported	$27.9	$193.2	$50.6	$29.7	$306.6	$106.5
As a % of reported net sales(1)	2.5%	20.6%	0.8%	2.6%	26.5%	9.2%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.4)	(21.6)	—	(0.2)	(33.4)	—
Unusual litigation	—	—	33.9	—	(4.2)	—
Restructuring charges and other termination benefits	—	(0.6)	(12.0)	—	—	(15.6)
Impairment charges(2)	—	—	(38.6)	—	—	(90.0)
Infant formula remediation	—	—	—	—	1.2	—
(Gain) loss on divestitures and investment securities	—	—	2.2	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	(1.7)	—
Other (3)	—	(10.0)	5.4	—	(5.7)	—
Adjusted	$27.5	$202.5	$—	$29.4	$262.9	$0.9
As a % of reported net sales (1)	2.4%	17.8%	—%	2.5%	22.7%	0.1%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended December 31, 2024 and December 31, 2023 were $1,138.3 million and $1,156.9 million, respectively.
(2) During the three months ended December 31, 2024, we determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment. During the three months ended December 31, 2023, we determined goodwill related to our Rare Diseases reporting unit was impaired by $90.0 million and recorded the charge within our CSCI segment.
(3) Other pre-tax adjustments three months ended December 31, 2024 is due primarily to $4.0 million related to professional consulting fees. Other pre-tax adjustments three months ended December 31, 2023 include $2.0 million related to an Irish VAT settlement and $1.3 million related to professional consulting fees for potential divestitures.

TABLE II (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Twelve Months Ended December 31, 2024			Twelve Months Ended December 31, 2023
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring and Other	R&D Expense	DSG&A Expense	Restructuring and Other
Reported	$112.2	$1,118.6	$199.0	$122.5	$1,274.6	$131.4
As a % of reported net sales (1)	2.6%	25.4%	4.7%	2.6%	27.4%	2.8%
Pre-tax adjustments:
Restructuring charges and other termination benefits	—	(0.8)	(109.9)	—	(0.8)	(39.0)
Unusual litigation	—	—	(54.2)	—	(11.9)	—
Amortization expense related primarily to acquired intangible assets	(1.1)	(93.5)	—	(0.5)	(141.5)	—
Impairment charges(2)	—	—	(88.9)	—	—	(90.0)
Infant formula remediation	—	(4.2)	—	—	(1.2)	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	(8.8)	—
Gain on divestitures and investment securities	—	—	28.1	—	4.6	—
Other(3)	—	(35.9)	20.1	—	(5.3)	—
Adjusted	$111.1	$978.1	$0.2	$122.0	$1,109.8	$2.4
As a % of reported net sales (1)	2.5%	22.4%	—%	2.6%	23.8%	0.1%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the twelve months ended December 31, 2024 and December 31, 2023 were $4,373.4 million and $4,655.6 million, respectively.
(2) During the twelve months ended December 31, 2024, we determined the carrying value of the Rare Diseases reporting unit net assets exceeded their fair value less costs to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million, we also determined the carrying value of the Hospital & Specialty Business net assets exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million and we determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment. During the twelve months ended December 31, 2024, we determined goodwill related to our Rare Diseases reporting unit was impaired by $90.0 million and recorded the charge within our CSCI segment.
(3) Other pre-tax adjustments for the twelve months ended December 31, 2024 are due primarily to professional consulting fees for divestiture activity. Other pre-tax adjustments for the twelve months ended December 31, 2023 are due primarily to (1) $2.3 million related to professional consulting fees for divestiture activity, (2) $2.0 million related to an Irish VAT settlement and (3) $0.8 million related to a foreign jurisdiction transfer tax payment.

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31, 2024		Three Months Ended December 31, 2023
Consolidated Continuing Operations	Interest and Other	Income Tax Expense	Interest and Other	Income Tax Expense (Benefit)
Reported	$44.0	$111.6	$38.9	$(26.7)
As a % of reported net sales (1)	3.9%	9.8%	3.4%	(2.3)%
Effective tax rate		159.1%		49.1%
Pre-tax adjustments:
(Gain) loss on divestitures and investment securities	0.6	—	(0.3)	—
(Gain) loss on early debt extinguishment	(1.5)	—	3.2	—
Amortization expense related primarily to acquired intangible assets	(0.5)	—	(1.1)	—
Non-GAAP tax adjustments(2)	—	(89.2)	—	35.8
Adjusted	$42.6	$22.6	$40.6	$9.1
As a % of reported net sales (1)	3.7%	2.0%	3.5%	0.8%
Adjusted effective tax rate		14.8%		7.2%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended December 31, 2024 and December 31, 2023 were $1,138.3 million and $1,156.9 million, respectively.
(2) Non-GAAP tax adjustments for the three months ended December 31, 2024 are primarily due to $24.8 million of tax expense on pre-tax non-GAAP adjustments, plus the removal of (1) $110.6 million of tax impact related to an inter-company sale of intellectual property and (2) $3.1 million of tax expense related to audit adjustments. Non-GAAP tax adjustments for the three months ended December 31, 2023 are primarily due to $22.3 million of tax expense related to pre-tax non-GAAP adjustments, plus the removal of (1) $6.3 million of tax benefit related to audit settlements and (2) $7.2 million of tax benefit related to tax law changes.

TABLE III (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Twelve Months Ended December 31, 2024		Twelve Months Ended December 31, 2023
Consolidated Continuing Operations	Interest and Other	Income Tax (Benefit) Expense	Interest and Other	Income Tax Expense (Benefit)
Reported	$193.6	$80.0	$160.2	$(3.9)
As a % of reported net sales (1)	4.4%	1.8%	3.4%	(0.1)%
Effective tax rate		(99.3)%		47.2%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	(2.2)	—	(2.2)	—
(Gain) loss on early debt extinguishment	(6.7)	—	3.1	—
(Gain) loss on divestitures and investment securities	6.4	—	(0.2)	—
Milestone payments received related to royalty rights	—	—	10.0	—
Other(2)	(15.8)	—	—	—
Non-GAAP tax adjustments(3)	—	(0.9)	—	55.3
Adjusted	$175.2	$79.3	$171.0	$51.3
As a % of reported net sales (1)	4.0%	1.8%	3.7%	1.1%
Adjusted effective tax rate		18.3%		12.7%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the twelve months ended December 31, 2024 and December 31, 2023 were $4,373.4 million and $4,655.6 million, respectively.
(2) Other pre-tax adjustments for the twelve months ended December 31, 2024 are primarily due to expenses of $14.4 million related to de-designation of interest rate swap agreements.
(3) Non-GAAP tax adjustments for the twelve months ended December 31, 2024 are primarily due to $62.7 million of tax expense on pre-tax non-GAAP adjustments, plus the removal of (1) $65.9 million of tax impact related to an inter-company sale of intellectual property, (2) $3.5 million of tax benefit related to a partial valuation allowance release in Belgium and (3) $2.1 million of tax benefit related to audit adjustments. Non-GAAP tax adjustments for the twelve months ended December 31, 2023 are primarily due to $61.6 million of tax expense related to pre-tax non-GAAP adjustments, plus the removal of (1) $11.4 million of tax expense related to audit settlements (2) $2.1 million of tax expense related to a valuation allowance and (3) $7.2 million of tax benefit related to tax law changes.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Three Months Ended December 31, 2024				Three Months Ended December 31, 2023
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$216.6	$14.4	$75.8	$81.3	$249.1	$15.9	$107.3	$117.6
As a % of reported net sales(1)	29.1%	1.9%	10.2%	10.9%	33.5%	2.1%	14.4%	15.8%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	8.4	—	(6.3)	14.6	4.5	—	(10.1)	14.6
Infant formula remediation	3.8	—	—	3.9	—	—	—	—
Restructuring charges and other termination benefits	0.4	—	—	6.9	0.3	—	—	8.2
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	(1.3)	1.3
Impairment charges (2)	—	—	—	38.6	—	—	—	—
Other	—	—	(0.6)	0.5	—	—	(1.2)	1.2
Adjusted	$229.1	$14.4	$68.9	$145.8	$253.9	$15.9	$94.6	$143.0
As a % of reported net sales(1)	30.8%	1.9%	9.3%	19.6%	34.1%	2.1%	12.7%	19.2%

	Three Months Ended December 31, 2024				Three Months Ended December 31, 2023
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$169.3	$13.5	$110.9	$39.9	$178.2	$13.8	$151.0	$(78.8)
As a % of reported net sales(1)	43.0%	3.4%	28.1%	10.1%	43.2%	3.3%	36.6%	(19.1)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	25.1	(0.3)	(15.3)	40.7	28.2	(0.2)	(23.3)	51.8
Impairment charges (2)	—	—	—	—	—	—	—	90.0
Restructuring charges and other termination benefits	—	—	—	5.0	—	—	—	2.2
(Gain) loss on divestitures	—	—	2.2	(2.2)	—	—	—	—
Adjusted	$194.4	$13.2	$97.8	$83.4	$206.3	$13.6	$127.6	$65.1
As a % of reported net sales(1)	49.3%	3.3%	24.8%	21.2%	50.0%	3.3%	30.9%	15.8%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) CSCA reported net sales for the three months ended December 31, 2024 and December 31, 2023 were $744.1 million and $744.4 million, respectively. CSCI reported net sales for the three months ended December 31, 2024 and December 31, 2023 were $394.1 million and $412.6 million, respectively.
(2) During the three months ended December 31, 2024, we determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment. During the three months ended December 31, 2023, we determined goodwill related to our Rare Diseases reporting unit was impaired by $90.0 million and recorded the charge within our CSCI segment.

TABLE IV (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Twelve Months Ended December 31, 2024				Twelve Months Ended December 31, 2023
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$779.1	$60.0	$381.7	$269.9	$908.4	$70.4	$435.4	$389.6
As a % of reported net sales (1)	28.9%	2.2%	14.2%	10.0%	30.7%	2.4%	14.7%	13.2%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	29.4	—	(30.1)	59.5	17.3	—	(40.4)	57.7
Restructuring charges and other termination benefits	2.7	—	—	31.4	0.4	—	—	12.7
Infant formula remediation	17.5	—	(4.2)	21.7	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	(3.1)	3.1
Impairment charges (2)	—	—	—	38.6	—	—	—	—
Other	—	—	(0.8)	0.8	—	—	(1.2)	1.2
Adjusted	$828.6	$60.0	$346.6	$421.9	$926.1	$70.4	$390.6	$464.4
As a % of reported net sales (1)	30.8%	2.2%	12.9%	15.7%	31.3%	2.4%	13.2%	15.7%

	Twelve Months Ended December 31, 2024				Twelve Months Ended December 31, 2023
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income (Loss)
Reported	$763.5	$52.2	$502.2	$105.0	$772.0	$52.1	$644.4	$(35.2)
As a % of reported net sales (1)	45.5%	3.1%	29.9%	6.3%	45.6%	3.1%	38.1%	(2.1)%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	105.5	(1.1)	(63.4)	170.0	110.6	(0.5)	(101.1)	212.1
Restructuring charges and other termination benefits	—	—	—	53.8	—	—	(0.8)	21.4
Impairment charges (2)	—	—	—	50.3	—	—	—	90.0
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	(1.5)	1.5
(Gain) loss on divestitures	—	—	27.4	(27.3)	—	—	4.6	(4.6)
Adjusted	$869.1	$51.0	$466.0	$352.1	$882.5	$51.6	$545.7	$285.1
As a % of reported net sales (1)	51.7%	3.0%	27.7%	21.0%	52.1%	3.0%	32.2%	16.8%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) CSCA reported net sales for the twelve months ended December 31, 2024 and December 31, 2023 were $2,693.7 million and $2,962.3 million, respectively. CSCI reported net sales for the twelve months ended December 31, 2024 and December 31, 2023 were $1,679.6 million and $1,693.3 million, respectively.
(2) During the twelve months ended December 31, 2024, we determined the carrying value of the Rare Diseases reporting unit net assets exceeded their fair value less costs to sell, resulting in a total impairment charge of $34.1 million, inclusive of a goodwill impairment charge of $22.1 million, we also determined the carrying value of the Hospital & Specialty Business net assets exceeded their fair value less costs to sell, resulting in a total impairment charge of $16.2 million, inclusive of a goodwill impairment charge of $5.4 million and we determined the carrying value of our Prevacid® branded product was impaired by $38.6 million and recorded the charge within our CSCA segment. During the twelve months ended December 31, 2023, we determined goodwill related to our Rare Diseases reporting unit was impaired by $90.0 million and recorded the charge within our CSCI segment.

TABLE V
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
Consolidated Continuing Operations	December 31, 2024	December 31, 2023	% Change	December 31, 2024	December 31, 2023	% Change
Net Sales	$1,138.3	$1,156.9	(1.6)%	$4,373.4	$4,655.6	(6.1)%
Less: Currency impact(1)	(1.6)	—	(0.1)%	(10.5)	—	(0.2)%
Constant currency net sales	$1,139.9	$1,156.9	(1.5)%	$4,383.8	$4,655.6	(5.8)%
Less: Divestitures(2)	—	23.9	(2.1)%	—	50.6	(1.0)%
Less: Exited product lines(3)	(0.4)	0.3	(0.1)%	(0.8)	14.3	(0.3)%
Organic net sales	$1,140.3	$1,132.7	0.7%	$4,384.6	$4,590.7	(4.5)%

	Three Months Ended			Twelve Months Ended
Consumer Self-Care Americas	December 31, 2024	December 31, 2023	% Change	December 31, 2024	December 31, 2023	% Change
Net Sales	$744.1	$744.4	—%	$2,693.7	$2,962.3	(9.1)%
Less: Currency impact(1)	(0.2)	—	—%	(0.5)	—	—%
Constant currency net sales	$744.3	$744.4	—%	$2,694.2	$2,962.3	(9.1)%
Less: Exited product lines(3)	(0.4)	0.3	(0.1)%	(0.8)	14.3	(0.5)%
Organic net sales	$744.7	$744.1	0.1%	$2,695.0	$2,948.0	(8.6)%

	Three Months Ended			Twelve Months Ended
Consumer Self-Care International	December 31, 2024	December 31, 2023	% Change	December 31, 2024	December 31, 2023	% Change
Net Sales	$394.1	$412.6	(4.5)%	$1,679.6	$1,693.3	(0.8)%
Less: Currency impact(1)	(1.4)	—	(0.3)%	(10.0)	—	(0.6)%
Constant currency net sales	$395.5	$412.6	(4.1)%	$1,689.6	$1,693.3	(0.2)%
Less: Divestitures(2)	—	23.9	(5.9)%	—	50.6	(3.1)%
Organic net sales	$395.5	$388.7	1.8%	$1,689.6	$1,642.7	2.9%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of the Rare Diseases reporting unit, Hospital and Specialty Business and branded asset sales in CSCI during the twelve months ended December 31, 2024.
(3) Exited product lines represents strategic actions taken across multiple product categories, primarily driven by exited products within the Upper Respiratory, Skincare and Nutrition categories in CSCA.

TABLE VI
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
CSCA Net Sales(1)	December 31, 2024	December 31, 2023	Change		December 31, 2024	December 31, 2023	Change
Nutrition	$145.7	$126.9	$18.8	14.8%	$449.5	$563.2	$(113.7)	(20.2)%
Upper Respiratory	130.3	139.3	(9.0)	(6.4)%	500.3	561.4	(61.1)	(10.9)%
Digestive Health	135.7	139.3	(3.6)	(2.6)%	497.4	507.5	(10.1)	(2.0)%
Pain and Sleep-Aids	93.6	102.6	(9.0)	(8.8)%	345.5	397.2	(51.7)	(13.0)%
Healthy Lifestyle	85.5	92.1	(6.6)	(7.2)%	306.8	311.4	(4.6)	(1.5)%
Oral Care	70.6	74.9	(4.3)	(5.8)%	275.4	310.4	(35.0)	(11.3)%
Skin Care	61.5	50.8	10.7	21.1%	220.1	240.5	(20.4)	(8.5)%
Women's Health	19.1	13.0	6.1	47.5%	81.1	48.6	32.5	67.0%
VMS and Other CSCA	2.2	5.4	(3.2)	(59.3)%	17.6	22.1	(4.5)	(20.4)%
Total CSCA Net Sales	$744.1	$744.4	$(0.3)	—%	$2,693.7	$2,962.4	$(268.6)	(9.1)%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) We updated our global reporting product categories as a result of legacy sales being moved out of Other CSCA and into respective categories. These product categories have been adjusted retroactively to reflect the changes and have no impact on historical financial position, results of operations, or cash flows.

CSCA Fourth Quarter Primary Category Drivers:

•Nutrition: Net sales of $146 million increased 14.8% due primarily to a 17% increase in net sales of infant formula products as the Company refilled store brand and contract customer inventories and continued to gain volume share period over period.

•Upper Respiratory: Net sales of $130 million decreased 6.4% due primarily to previously disclosed lost distribution of lower margin products and the impact from a later start to the cough, cold and flu season compared to the prior year quarter. These impacts more than offset strong growth of Nasonex® and Triamcinolone Acetonide in the allergy business.

•Digestive Health: Net sales of $136 million decreased 2.6% due primarily to previously disclosed lost distribution of lower margin products in U.S. Store Brand and lower consumption of proton pump inhibitors, including Omeprazole, Esomeprazole and Lansoprazole, despite Perrigo share gains. These impacts more than offset higher net sales of Polyethylene Glycol.

•Pain & Sleep-Aids: Net sales of $94 million decreased 8.8% due primarily to previously disclosed lost distribution of lower margin products and the impact from a later start to the cough, cold and flu season compared to the prior year quarter, partially offset by new business awards.

•Healthy Lifestyle: Net sales of $86 million decreased 7.2% due primarily to lower category consumption of nicotine replacement therapy products, despite new distribution at specific retail customers and market share gains.

•Oral Care: Net sales of $71 million decreased 5.8% due to lower distribution at specific retail customers, and lower net sales of Plackers® dental flossers.

•Skin Care: Net sales of $62 million increased 21.1% due primarily to growth of Minoxidil and Mederma® in addition to greater category consumption.

•Women's Health: Net sales of $19 million increased 47.5% due primarily to the successful launch of Opill®.

•Vitamins, Minerals, and Supplements ("VMS") and Other: Net sales of $2 million decreased 59.3%.

TABLE VI (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Constant Currency Change (1)	Twelve Months Ended				Constant Currency Change (1)
CSCI Net Sales	December 31, 2024	December 31, 2023	% Change	Currency Impact (1)		December 31, 2024	December 31, 2023	% Change	Currency Impact (1)
Skin Care	$76.6	$79.4	(3.6)%	(1.9)%	(1.7)%	$410.0	$372.5	10.1%	(2.7)%	12.8%
Upper Respiratory	76.2	71.2	7.0%	0.4%	6.6%	282.1	299.1	(5.7)%	1.1%	(6.7)%
Pain and Sleep-Aids	63.6	59.1	7.5%	1.1%	6.4%	222.2	222.9	(0.4)%	1.8%	(2.2)%
Healthy Lifestyle	50.5	46.3	9.1%	(1.0)%	10.1%	225.8	225.7	—%	(3.4)%	3.4%
VMS	46.0	50.1	(8.3)%	(1.0)%	(7.3)%	173.5	185.5	(6.6)%	—%	(6.6)%
Women's Health	31.7	30.2	5.0%	(1.2)%	6.2%	132.8	119.7	11.0%	(0.3)%	11.3%
Oral Care	24.4	26.0	(5.9)%	1.1%	(7.0)%	99.4	101.5	(2.0)%	1.2%	(3.2)%
Digestive Health and Other CSCI	25.1	50.1	(50.0)%	0.3%	(50.3)%	133.8	166.4	(19.6)%	(0.4)%	(19.2)%
Total CSCI Net Sales	$394.1	$412.6	(4.5)%	(0.3)%	(4.1)%	$1,679.6	$1,693.3	(0.8)%	(0.6)%	(0.2)%
Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.

CSCI Fourth Quarter Primary Category Drivers:

•Skin Care: Net sales of $77 million decreased 3.6%, or a decrease of 1.7% excluding the impact of currency, due to strong growth in Compeed®, driven by market share gains, in addition to higher net sales within the ACO® and Sebamed® brand portfolios. The category also benefited from the absence of prior year distribution transitions.

•Upper Respiratory: Net sales of $76 million increased 7.0%, or an increase of 6.6% excluding the impact of currency, due primarily higher net sales of Bronchenolo®, Bronchostop® and Coldrex®, which benefited from category growth and market share gains.

•Pain & Sleep-Aids: Net sales of $64 million increased 7.5%, or an increase of 6.4% excluding the impact of currency, due primarily to lower net sales of Solpadeine®, due primarily to supply constraints, and lower net sales of store brand products.

•Healthy Lifestyle: Net sales of $51 million increased 9.1%, or an increase of 10.1% excluding the impact of currency, as higher consumption for anti-parasite products including Paranix®, were more than offset by lower category consumption in weight loss, impacting XLS Medical®.

•VMS: Net sales of $46 million decreased 8.3%, or a decrease of 7.3% excluding the impact of currency, due primarily to promotional phasing of Davitamon® and Abtei® and overall lower category consumption.

•Women's Health: Net sales of $32 million increased 5.0%, or an increase of 6.2% excluding the impact of currency, due primarily to higher net sales of contraceptive products including ellaOne®, driven by market share gains and the absence of prior year distribution transitions.

•Oral Care: Net sales of $24 million decreased 5.9%, or a decrease of 7.0% excluding the impact of currency, due primarily to lower net sales of store brand products and Plackers®.

•Digestive Health and Other: Net sales of $25 million decreased 50.0%, or a decrease of 50.3% excluding the impact of currency, primarily due to the divestiture of the HRA Pharma Rare Diseases Business, which was partially offset by higher net sales of store brand products.

TABLE VII
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
Consolidated Continuing Operations	December 31, 2024	December 31, 2023	Total Change		December 31, 2024	December 31, 2023	Total Change
Adjusted gross profit	$423.9	$460.3	$(36.4)	(7.9)%	$1,697.9	$1,808.5	$(110.6)	(6.1)%
Adjusted gross margin	37.2%	39.8%		(260) bps	38.8%	38.8%		— bps
Adjusted operating income	$193.9	$167.1	$26.8	16.0%	$608.5	$574.3	$34.2	6.0%
Adjusted operating margin	17.0%	14.4%		260 bps	13.9%	12.3%		160 bps

Adjusted EPS	$0.93	$0.86	$0.07	8.1%	$2.57	$2.58	$(0.01)	(0.4)%

Consumer Self-Care Americas
Adjusted gross profit	$229.1	$253.9	$(24.9)	(9.8)%	$828.6	$926.1	$(97.5)	(10.5)%
Adjusted gross margin	30.8%	34.1%		(330) bps	30.8%	31.3%		(50) bps
Adjusted operating income	$145.8	$143.0	$2.8	2.0%	$421.9	$464.4	$(42.5)	(9.2)%
Adjusted operating margin	19.6%	19.2%		40 bps	15.7%	15.7%		— bps

Consumer Self-Care International
Adjusted gross profit	$194.4	$206.3	$(11.9)	(5.8)%	$869.1	$882.5	$(13.4)	(1.5)%
Adjusted gross margin	49.3%	50.0%		(70) bps	51.7%	52.1%		(40) bps
Less: Currency impact(1)					(5.3)	—
Constant currency adjusted gross profit					$874.4	$882.5	$(8.0)	(0.9)%
Adjusted operating income	$83.4	$65.1	$18.3	28.1%	$352.1	$285.1	$67.0	23.5%
Adjusted operating margin	21.2%	15.8%		540 bps	21.0%	16.8%		410 bps

Consolidated Continuing Operations					Twelve Months Ended
Cash Conversion					December 31, 2024
Adjusted net income					$354.0
Net cash from operating activities					$362.9
Cash conversion					102.5%

Note: Amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.